EXHIBIT IV

                               TO

                          SCHEDULE 13G

                           UNDER THE

	                SECURITIES EXCHANGE ACT OF 1934


Pursuant to Rule 13d-1(f)(1), IDS Extra Income Fund, Inc. affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf.







IDS Extra Income Fund, Inc.



By:         /s/ Leslie L. Ogg
Name:           Leslie L. Ogg
Title:          Vice President and General Counsel